Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
SMART Modular Technologies (WWH), Inc.:
We consent to the incorporation by reference in the registration statement No. 333-131673 on Form S-8 of Smart Modular Technologies (WWH), Inc. of our report dated November 12, 2007, with respect to the consolidated balance sheets of SMART Modular Technologies (WWH), Inc. as of August 31, 2007 and August 25, 2006 and the related consolidated statements of operations, shareholders’ equity and other comprehensive income, and cash flows for each of the years in the three-year period ended August 31, 2007, and the related financial statement schedule II, and our report dated November 12, 2007 with respect to the effectiveness of internal control over financial reporting as of August 31, 2007, which reports appear in the 2007 Annual Report on Form 10-K of SMART Modular Technologies (WWH), Inc.
As discussed in note 1(p) to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, applying the prospective method at the beginning of fiscal year 2006.

/s/ KPMG LLP

Mountain View, California
November 12, 2007